Exhibit 99.1

AXIM® Biotechnologies Completes Acquisition of Oncology Research and Development Company Sapphire Biotech, Inc.

NEW YORK, March 18, 2020 (GLOBE NEWSWIRE) -- AXIM® Biotechnologies, Inc. (OTCQB: AXIM) (“AXIM® Biotech,” “AXIM” or “the Company”), an international healthcare solutions company targeting oncological and cannabinoid research, announced today that the Company has completed the acquisition of leading oncology research and development company Sapphire Biotech, Inc. (“Sapphire”).

In January of this year, AXIM announced that the Company signed a binding term sheet to acquire Sapphire. As part of the acquisition, AXIM has acquired 100 percent of the capital stock of Sapphire and will operate Sapphire as a wholly-owned subsidiary. Sapphire will continue to be led by Catalina Valencia, as Chief Executive Officer. Ms. Valencia has stewarded Sapphire in the development of its unique patent-pending pipeline.

“With this acquisition of Sapphire Biotech, AXIM enters into a new phase as we shift our focus to both oncology and cannabinoid research,” said John W. Huemoeller II, Chief Executive Officer of AXIM® Biotech. “We chose to acquire Sapphire because of the team it brings and because the company has already made large discoveries in the field of oncology, which hold the potential to help so many lives when coupled with its impressive IP portfolio.”

Sapphire has licensed a leading compound, called SBI-183, which inhibits and suppresses invasion in vitro and metastasis in vivo. The company recently announced that it now holds exclusive license rights to SBI-183 and intends to study the compound’s ability to treat cancer. In February, Sapphire signed a Sponsored Research Agreement with a leading cancer research organization to conduct preclinical studies to develop a metastatic cancer inhibitor using the licensed SBI-183 compound.

In addition to its upcoming research on cancer-treating compounds, Sapphire is also developing a novel line of diagnostics for early cancer detection, response to treatment and recurrence monitoring. One of Sapphire’s diagnostic tools is currently being evaluated in a clinical trial for its potential to diagnose pancreatic cancer.

AXIM chose to acquire Sapphire because of its focus on cancer therapeutics for inhibiting cancer growth and metastasis, its diagnostics line, and a world-renowned research team. Through this acquisition, AXIM not only gains Sapphire’s already existing patent-pending portfolio of technologies but also now has the ability to develop new in-house proprietary molecules and potential treatments for numerous diseases.

“Sapphire’s researchers are excited to work alongside AXIM to continue developing novel diagnostic tools for early detection and potential treatments for halting cancer metastasis,” said Catalina Valencia, Chief Executive Officer of Sapphire Biotech. “By combining our expert research teams, we intend to extend the scope of our research even further.”

For more information about AXIM, please visit www.aximbiotech.com.

For more information about Sapphire Biotech, please visit www.sapphirebiotech.com.

About AXIM® Biotechnologies

Founded in 2014, AXIM® Biotechnologies, Inc. (AXIM) is a world leader in the research and development of plant and laboratory-derived cannabinoid and oncological therapeutics. AXIM's proprietary research intends to find new ways to diagnose and treat cancer as well as other conditions, such as the intense side effects of chemotherapy, through innovative pharmaceutical delivery systems, cannabinoid-based active pharmaceutical ingredients, and novel therapeutics.

Currently, Sapphire Biotech, Inc.’s diagnostic tool is being used to study the company's enzyme biomarker to detect pancreatic cancer earlier than circulating tumor cells. Learn more here. For more information, please visit www.AXIMBiotech.com.

About Sapphire Biotech

Sapphire Biotech, Inc. is a research and development company that has a mission to improve global cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. Sapphire is also developing a line of novel diagnostics for early cancer detection, response to treatment, and recurrence monitoring. For more information, please visit www.SapphireBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AXIM® Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

CONTACT:

Public Relations Contact:

Andrew Hard

Chief Executive Officer CMW Media

P. 858-264-6600

andrew.hard@cmwmedia.com

www.cmwmedia.com

Corporate Contact Info:

North American Address:

45 Rockefeller Plaza, 20th Fl.

New York, NY 10111, USA

P. 844 294 6246

European Address:

Industrieweg 40, Unit B4

3401 MA IJsselstein

Netherlands

Investor Relations Contact:

investors@aximbiotech.com

888-759-0844